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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                                 March 19, 1998
               (Date of Report - Date of Earliest Event Reported)


                           NATIONAL AUTO CREDIT, INC.
             (Exact Name of Registrant as Specified in its Charter)



        DELAWARE                       1-11513            34-1816760
(State or Other Jurisdiction of     (Commission        (I.R.S. Employer
Incorporation or Organization)      File No.)          Identification No.)



                      30000 Aurora Road, Solon, Ohio 44139
              (Address of Principal Executive Offices and Zip Code)


                                 (440) 349-1000
              (Registrant's Telephone Number, Including Area Code)

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Item 5. Other Events
        ------------

                  On March 19, 1998, the Company issued the following press release:


National Auto Credit, Inc. (NYSE:NAK) announced today that it has reached an agreement with its lenders to defer principal payments due under its credit agreements. The payments were due on March 16, 1998.

The terms of the Company's agreement with its lenders provide that the debt will mature on May 29, 1998. The Company will make a $6 million principal payment on March 19, 1998 and make principal and interest payments aggregating $625,000 per week until May 29, 1998. The Company intends to meet such payment obligations to its lenders and maintain the Company's business and operations out of internally generated funds, until it secures alternative sources of funds.

The Company is pleased with the progress made with its lenders and will continue to cooperate and work with them and the Company's other constituencies to regain the support and confidence of the business and financial community.




The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 NATIONAL AUTO CREDIT, INC.
                                                        (Registrant)

Date:      March 20, 1998                        BY:  /s/  Raymond A. Varcho
        -------------------                           ----------------------
                                                 Vice President, General Counsel
                                                 and Secretary